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-----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                  ---------------------- --|
| F  O  R  M  4 |                                      Washington, D.C. 20549                           |       OMB APPROVAL       |
-----------------                                                                                       |------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
[ ] Check this box if                                                                                   |Expires: September 30,1998|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated ave. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               --------------------------
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|Donald M. Brown    .                    |  Lightning Rod Software, Inc. (LROD)           |                                        |
|                                        |                                                |   Director              10% Owner      |
|----------------------------------------|------------------------------------------------|--                    ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  |   Officer            ---  Other        |
|                                        |  of Reporting Person  |  Year                  |--(give title below)  ---(Specify below)|
|                                        |  (Voluntary)          |                        |                                        |
| 2917 Meadow Lane                       |                       |  4/00                  |--------------------------------------|
|----------------------------------------|    ###-##-####        |------------------------|7. Individual or Joint/Group Filing     |
|      (Street)                          |                       |5.If Amendment, Date of |   (Check Applicable Line)              |
|                                        |                       |  Original (Month/Year) |                                        |
|                                        |                       |                        |-X- Form filed by One Reporting Person  |
|                                        |                       |                        |                                        |
|                                        |                       |                        |    Form filed by More than One         |
| West Des Moines, IA  50265             |                       |                        |--- Reporting Person                    |
|---------------------------------------------------------------------------------------------------------------------------------|
|  (City)         (State)     (Zip)                                                                                                |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |    |    |                |(A) |         |  Month          |or  |                    |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|-------------------|
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|-------------------|
|Common Stock (1)               | 4/12/00    | S  |    | 8,000          | D  | $5.00   | 102,270         | D  |                  |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|-------------------|
|                               |            |    |    |                |    |         |                 |    |                  |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|-------------------|
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-98)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  2

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FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date      |7.Title and Amount  |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable | of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and         | Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration  | (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date        |                    |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/ |                    |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)    |                    |          |Owned at  |Dir.|          |
|          |         |     |         |                     |----------- |--------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |      |         |Amount or |          |Month     |or  |          |
|          |         |     |---------|---------------------|Date |Exp.  |  Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)   |    (D)   |Exbl.|Date  |         |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|----------|----------|-----|----- |---------|----------|----------|----------|----|----------|
|----------|---------|-----|----|----|----------|----------|-----|----- |---------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |      |         |          |          |          |    |          |
|          |         |     |    |    |          |          |     |      |         |          |          |          |    |          |
|          |         |     |    |    |          |          |     |      |         |          |          |          |    |          |
|          |         |     |    |    |          |          |     |      |         |          |          |          |    |          |
|          |         |     |    |    |          |          |     |      |         |          |          |          |    |          |
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Explanation of Responses:

(1) See Form 4 filed July 1999 recording the call option transaction.


**Intentional misstatements or omissions of facts constitute Federal           /s/ Donald M. Brown                       05/10/2000
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).          --------------------------------------------  ----------
                                                                               **Signature of Reporting Person              Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-98)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

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